Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:     J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS THIRD QUARTER 2006 INCOME

Panama City, FL – OCTOBER 27, 2006 – Vision Bancshares, Inc., (VBAL.OB), a $697 million two-bank holding company (“Vision”), reported record net income of $2.8 million for the three months ended September 30, 2006 compared to net income of $2.0 million for the same quarter last year. Basic and diluted net earnings per share were $0.47 and $0.44, respectively, for the three months ended September 30, 2006, which represent a 47% increase over basic and diluted net earnings per share of $0.32 and $0.30, respectively, for the same quarter last year. The increase in the Company’s quarterly income resulted as both banks posted record third quarter net income. On a quarter to date basis, the Alabama bank posted net income of $2.1 million, the Florida bank posted its ninth consecutive quarter of profitability with net income of $1.0 million, and Vision Bancshares, Inc. (on a parent only basis) posted a net loss of $284 thousand.

“Our team takes great pride in presenting these top third quarter results to our shareholders,” said J. Daniel Sizemore, Chairman and CEO. “Our record results continue to confirm our success in building a strong community bank. Vision remains extremely well positioned to participate in the continuing economic vitality of the thriving market area from the Florida panhandle throughout the Alabama Gulf Coast. Although the margin compression and the slowdown in loan demand present challenges, 2006 will be another record year for Vision Bancshares.” Mr. Sizemore further stated, “We are excited about our upcoming merger with Park National Corporation. This merger will help us expand our service menus, adding more options for large loans and consumer banking as well as trust and investment services. Like Vision, Park emphasizes local leadership and autonomy. We share identical values and the same mission as the other Park banks: extraordinary personal service delivered by experienced professionals who operate with integrity and are devoted to their communities.”

ADDITIONAL INFORMATION ABOUT THE PARK NATIONAL MERGER

Park National Corporation (“Park”) intends to file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus that will be mailed to the shareholders of Vision in connection with the merger transaction. Investors and shareholders of Vision are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, when they become available because they will contain important information about Park, Vision and the merger transaction. Investors and shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Park and Vision, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus, and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus, can also be obtained, free of charge, by directing a request to Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, Ohio 43058-3500, Attention: John W. Kozak, Chief Financial Officer (740-349-3792), or to Vision Bancshares, Inc., 2201 West 1st Street, P.O. Box 4649, Gulf Shores, AL 36547, Attention: Bill Blackmon, Chief Financial Officer (251-967-4212).

Park and Vision and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Vision in connection with the proposed merger. Information about the directors and executive officers of Park is set forth in the proxy statement for Park’s 2006 annual meeting of shareholders, as filed with the SEC on March 10, 2006. Information about the directors and executive officers of Vision is set forth in the proxy statement for Vision’s 2006 annual meeting of shareholders, as filed with the SEC on April 6, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Third quarter 2006 Balance Sheet Highlights (Compared to Year-end 2005)

•	Assets grew 19% to $697.3 million.

•	Loans, net of unearned income and loans held for sale, increased 11% to $552.3 million.

•	Non-interest bearing deposits increased 11% to $91.1 million.

•	Total deposits increased 20% to $594.7 million.

Third quarter 2006 Income Highlights (Compared to Third quarter 2005)

•	Interest income advanced 43% to $15.0 million.

•	Interest expense increased 86% to $6.1 million.

•	Net interest income, before provision for loan losses, grew 24%.

•	Non-interest income increased 39% to $1.2 million.

•	Non-interest expenses grew 21% to $5.3 million.

•	Net income increased 40%.

Net Income

Consolidated net income for the nine months ended September 30, 2006 was $7.3 million compared to $4.3 million for the nine months ended September 30, 2005. The increase in net income resulted as the Company continued to expand its market share and increased its net interest margin by 48 basis points to 5.36% for the first nine months of 2006 from 4.88% for the same period of 2005. During the first nine months of 2006, the Alabama bank subsidiary posted net income of $5.9 million, the Florida bank subsidiary posted net income of $2.3 million and Vision Bancshares, Inc. (on a parent only basis) posted a net loss of $843 thousand. Basic earnings per share for the nine months ended September 30, 2006 were $1.20 which represented a $0.50, or 71%, increase over $0.70 per share for

2005. Diluted earnings per share were $1.12 and $0.67 per share for the nine months ended September 30, 2006 and 2005, respectively.

Asset Quality, Charge-Offs and Reserves

The credit quality of the Company’s loan portfolio remains strong. Nonperforming loans as a percent of total loans were 0.34% at September 30, 2006 compared to 0.52% as of December 31, 2005. Nonperforming assets as a percent of total assets were 0.29% at the end of the third quarter 2006 compared to 0.44% at year-end 2005. The Company had net charge-offs of $93 thousand during the first nine months of 2006 compared to net charge-offs of $420 thousand during the same period of 2005. The ratio of net charge-offs to average loans was 0.02% and 0.10% at September 30, 2006 and 2005, respectively. The Company continues to maintain adequate reserves with an allowance for loan losses totaling $6.7 million at September 30, 2006, or 1.21% of total loans, net of unearned income and loans held for sale, compared to $5.7 million, or 1.15% of total loans, net of unearned income and loans held for sale, at December 31, 2005. The increase in the allowance for loan losses during the first nine months of 2006 primarily resulted from the growth in the Company’s loan portfolio. As of September 30, 2006, the Company’s allowance for loan losses equaled 349.27% of its total nonperforming loans.

Loan Portfolio

Total loans, net of unearned income (excluding loans held for sale) increased 11% to $552.3 million at September 30, 2006 from $499.2 million at December 31, 2005. Management remains focused on growing the portfolio with quality assets. Approximately 91.3% of the company’s loan portfolio is secured by real estate with a majority of those loans consisting of commercial real estate, commercial construction, and 1-4 family first mortgage residential loans. To provide diversification within the real estate portfolio, management has established guidelines based on percentages of the total loan portfolio and percentages of capital according to loan types. Management utilizes loan participations with a number of banks as a tool to maintain diversity in the loan portfolio. Management believes that the real estate portfolio is diversified in various loan types, various price points, and is spread geographically from Carrabelle, Florida to Fort Morgan, Alabama.

The portion of the loan portfolio related to existing condominium units remained at 7.6% of total loans, continues to perform, and remains well secured as the majority of condo loans have loan to values of less than 80%. Loans for the purpose of financing condominium developments along the Gulf Coast comprise approximately 3.0% of the loan portfolio as the majority of these loans are participated to other banks. To minimize market risk, strict guidelines have been established for condominium development lending with respect to qualified presales, percentage non-refundable deposits by third party purchasers, number of units to one borrower and prohibition of any financing contingency. Furthermore, the Company employs qualified third party inspectors to monitor construction. Of the nine projects being financed, two projects were completed and paid off during the quarter, three are completed and the debt associated with those projects is being reduced and should be fully repaid by the end of the fourth quarter by selling and closing the units, and four remain under construction. Vision Bank provides letters of credit to purchasers of preconstruction condominium units. The amount of letters of credit issued has declined by 48% since year end as projects were completed and the units were purchased.

Despite media reports indicating softening real estate markets nationwide, the markets we serve remain strong for 1-4 family loans, residential lot loans, and commercial real estate. These product types comprise 52.1% of the loan portfolio.

The Construction Lending Portfolio is comprised of residential contract, residential spec, acquisition and development lending, commercial construction, and multifamily construction. Management takes appropriate steps to insure the residential construction portfolio remains diversified by builder and subdivision and to monitor this loan type on a monthly basis with a focus on the level of spec lending. Acquisition and development loans are monitored quarterly to minimize portfolio and geographic concentrations.

Deposits and Other Liabilities

Vision has an excellent, low cost deposit base. Total deposits at September 30, 2006, were $594.7 million with a weighted average cost of interest bearing deposits of 4.00%. Interest free demand deposits accounted for 15% of total deposits while other core funds (MMDA’s, Savings and NOW’s) accounted for 32%. Vision also utilizes time deposits to fund its loan demand. At September 30, 2006, time deposits accounted for 53% of total deposits. CD’s and time deposit open accounts greater than $100 thousand accounted for 30% while brokered/internet based CD’s accounted for approximately 3% of total deposits. Included in total funding is $19.0 million in borrowing from the Federal Home Loan Bank of Atlanta. The Company has $15.5 million in junior subordinated debentures issued to its wholly-owned Delaware statutory business trust subsidiary, Vision Bancshares Trust I. Other borrowed funds also contain $1.7 million in a capital lease obligation and $5.3 million of debt from Variable Interest Entities that are included in the Company’s consolidated financial statements.

About the Company

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope, Elberta and Daphne. Vision

Bank, Florida provides general retail and commercial banking services to customers in Bay, Gulf, Okaloosa and Walton Counties in the panhandle of Florida through its full service offices located in Panama City, Panama City Beach, Santa Rosa Beach, Wewahitchka, Port St. Joe, Port St. Joe Beach and Destin.